LEGACY
EDUCATION ALLIANCE, Inc.
OTC: LEAI

Video Transcript: Cris Carter – Smart Brother Vision

Andrew McDonald: It was amazing when we found Cris, because it was like, wait a second. We had already been talking about shifting this towards, another vertical, a multifaceted vertical, synergistic. Well, sure enough, the underserved and that opportunity with Legacy Degree fortifies this exponentially and Cris literally is living and breathing the embodiment of meeting that need. So it's dovetailed perfectly well and, and Cris, without any further talk from me, it'd be great if you could just kind of get into your role in this and how it's moved you.

Cris Carter: Well, thank you, Andrew and Barry. Thank you guys for inviting me to be a part of this. Mark, Shay, Michael, anyone else on the call. Greatly appreciate the time that you do have, and then Mark, I know your time's very limited, but the thing I think that you should know is that yes, I am committed to this project. It would become, one of the priorities that I have in my life because, as you know, in building businesses and being partnered with people at one point in your life, you have to ask yourself a question. And that question to me is, "What will be the lasting legacy?" Because we all have an entry point into this earth and we all have an exit date. The only thing that we really have control over is that dash in between. So for me, I'm trying to fill that with other things outside of athletics. So I'm trying to be a Hall of Fame business partner, Hall of Fame brother, Hall of Fame son, Hall of Fame husband, Hall of Fame mentor. But in the process, I always wanted to be able to give back to the unfortunate.

My mom had seven kids before the age of 25 and she was kicked out of high school when she was 17. She was told everything in her that she wouldn't be. And she was able to overcome those things, why? Through education. And she went back in her mid twenties, got her G E D went back in her late forties and got her BA degree. And her fifties got her master's degree in early education. So for me, anytime I get an opportunity to be able to give back and educate people, you know, I'm always trying to do that. And that's what I believe with this platform.

We have the opportunity to do that through unique partnerships, with partnerships that I've already had the initial conversation with - someone like Shriner's hospital, because what Shriner's has done is relieve the bills, given these kids state-of-the-art care, but no one has mentioned their education. So what we would do is ride alongside them and partner with them to make them know that they would get an affordable education. Even though they've gotten this healthcare through Shriners, that hadn't cost their families, hadn't put their families into debt. So give those kids hope. And then also Nationwide Hospital in Columbus, Ohio. I have a partnership with Nationwide, a business partnership for years and they help sponsor the children's hospital there and build a partner with groups like that.

And to let young people know that collectively Cris Carter, Andrew, Barry, collectively, we have a group of people and a group of mentors that are willing to walk with you through the most difficult, but also some of the most simplest things that trip people up. Just a simple thing.

What if you have bad credit, what do you do? We have someone for that and all this will be surrounded by these events that we will provide entertainment, motivation, but also substance. And that substance is from the time those kids walk into that arena and they open up their bag and they're going to have a QR code in their bag. And when they scan that QR code and we're going to connect with them and let them know we're going to walk the rest of your life. No, not when you're just a kid, but when you get married, when you get divorced, when you have tax problems, when you want to start your own business, and we're going to have different professionals that have partnered with Legacy that have, that will walk with these individuals through those critical times. And a lot of times normal people don't think about bad credit, but in underserved communities, bad credit can stop you from getting a loan, stop you from getting a job. And all these things help circumvent the system because what we've been through as a society, the last three or four years, the underserved voice has been heard. And to me, I'm just continuing the things that I know are the right things to do.

I have a motto and I say, it's always the right time to do the right thing. And it was the right time for Andrew, myself, and Barry, to be able to hook up and the others that we have, Whitney and her family and the legacy that they have as far as knowledge, we're not going to have this knowledge go to the grave with us. We're going to put it back into people, because that's the most underserved community in the world is the people population, all right? We're more connected to machines and other things than we are to people. And that's what we want to do at Legacy, to reach out and help people where they are, not try to bring them up to our level, but meet them right where they are and try to give them an opportunity that they can win in life. Because that's what my mother taught me. Cris, don't matter what you do, no matter how high you go, make sure you help someone else. So for me, this is about leaving a legacy outside of sport. This is not about my ability. This is about the people that have helped me. And I want to be to identify the people that come out of those situations and realize 99% of all the excuses typically they're true, but in my world, a hundred percent of them are not acceptable. My father had 16 kids. He didn't have a relationship with me. He chose not to, but that's not an excuse. That's not an excuse for me not to try to get my education.

And as far as athletics are concerned, I will utilize because as I mentor athletes, I always tell them if your dream is to play professionally, then you need to have two dreams because in life you need an education. To play professionally you don't need an education. So all along the way, I've mentored all these great athletes. Along the way I have told them about education and how important the education would be. And I just believe from the collective power of what we have in the room and the ability to be able to teach people from our overall experiences.

I learned something from Andrew last night. Andrew told me he talks to people all the time and he doesn't use this as a crutch. But a lot of people don't know, Andrew broke his neck and

people all the time say, you know something, I understand how you feel. But he told me, he said, Cris, you know, you don't know how I feel unless you broke your freaking neck. And for us, we have been through it in life. And we're trying to give back to people. And the one thing that people underestimate about the underserved and I'm going to close with this, there's a tremendous prejudice factor from the underserved to anyone trying to help them. And there's a big trust factor and you have to have a name, a face or reputation that the people trust. And that's what I give to this project. The Bible says, "a good name is better than silver and gold." And that's what I bring to Legacy. And I thank you for your time.